JAWS TECHNOLOGIES ACQUIRES 4COMM.COM AND GENERAL NETWORK SERVICES INC.

Strategic acquisitions significantly broaden scope of JAWS security services and products in current US $7.1 billion information security market.

            Toronto,  ON,  August  16,  2000 -  JAWS  Technologies  Inc.  (JAWZ:
NASDAQ), ("JAWS") a leading provider of secure information management solutions, today announced two acquisitions which will significantly enhance its product and service offerings.

            The acquired companies are 4COMM.com ("4COMM"), an information systems security provider and consultant offering software, hardware and support solutions and services to international Fortune 500 companies and General Network Services Inc. ("GNS"), an industry leader in computer and electronic commerce network security for national and international organizations. Both are private and profitable companies.

            Under the terms of the agreements, 4COMM will be acquired for US $220,000 in cash and approximately 1.5 million JAWS common shares. Approximately 50% of the total purchase price is dependant upon achievement of performance targets over the next 36 months.

            GNS will be acquired through a combination of US $290,000 in cash and approximately 500,000 JAWS shares over the next 24 months.

            "JAWS Technologies is committed to building on our leadership position in providing a complete range of end-to-end information and network security solutions," said Robert Kubbernus, President and CEO of JAWS. "Major growth will come through acquiring key companies and key security specialists in new markets, and these two important acquisitions bring us new products, new services and new markets. As we continue to win major contracts and clients on a worldwide scale we have identified additional needs of our customers, which these two acquisitions fulfill. The power of opening up our customer base to these additional security services and products creates the dynamic economies our company is building on as we become a world leader in end-to-end IT security solutions"

            4COMM, based in Burlington, Ontario, focuses on security consultation, product implementation, managed services and client support with an emphasis on technical excellence. Their product suite includes over 120 "best-of-breed" security and information management products, including Intrusion Detection Systems; Security Software; Server Management; Network and Internet Audit software and services; E-mail and Internet Content Monitoring and Filtering; Solutions Implementation; Security Consulting; Desktop Policy Management; Secure Communications and Remote Access, and other specialized services.


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            GNS, based in Ottawa,  Ontario,  provides highly skilled specialists in the emerging Public Key Infrastructure (PKI) technology. PKI enables the world's networks to move further into e-business, and GNS has implemented a number of innovative PKI systems including on-line international auction, the first digital signing of an International Agreement and developing a PKI architecture and policy framework. Also, GNS serves the Government of Canada, internationally recognized as being a leader in PKI and other information security technologies.

            Kubbernus added, "these two acquisitions will substantially increase our product line, intellectual capital, resources and knowledge base, for the benefit of JAWS, GNS and 4COMM.COM clients within a market expected to grow from US $7.1 billion to $17 billion by 2003 according to Aberdeen Group."

            Rosaleen Citron, 4COMM.COM Inc. President and CEO commented, "Our extensive product management skills and security solutions represent an important new facet of the JAWS organization. We feel that we have assembled a unique combination of the best in information security practices, product technologies and knowledgeable experts. This relationship further enables a superior end-to-end security solutions offering to customers."

            Michael Pluscauskas, Chief Operating Officer, General Network Security Inc. said, "After evaluating the synergies between JAWS information
security  expertise  and  GNS'  PKI  and  government   experience  in  providing
leading-edge networked solutions, it was a logical step to combine forces to offer the best solutions in the e-commerce age."

            About JAWS  Technologies:  "Information is Power.  Protect It."
            JAWS Technologies is a leader in secure information management solutions including security software products, consulting services and secure Internet and remote data storage services for key client groups including governments, cyber crime and forensics, healthcare, financial services, e-commerce, and telecom suppliers such as Application Service Providers (ASP) and Information Service Providers (ISP). JAWS' International headquarters are located in Toronto, Canada and its western business unit is in Calgary, Canada, with offices in Edmonton, Boston, New Jersey, Chicago and California. JAWS has over 225 employees, 50 strategic partners and approximately 150 corporate clients. JAWS Technologies is traded on the NASDAQ National Markets (JAWZ:
NASDAQ). For more information, visit the company's website at www.jawstech.com or call 1-888-301-5297.



            About 4.COMM:
            4COMM.COM is a vendor-neutral information security provider and consultant offering best-of-breed solutions to Fortune 500 since 1993. 4COMM core competencies are network and server security audit and remediation, intrusion detection


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strategies, network traffic monitoring,  firewalls and firewall audit, corporate
Internet policy development and enforcement, and overall corporate IT policy definition and implementation. Based in Burlington, Ontario, 4COMM has nine employees reporting revenues of approximately US $2.3 Million for the 12-month period ending March 31, 2000 with cumulative targets of over US $17 Million in revenue and over US $3.4 Million in profit by 2003.

            About GNS:
            General Network Services, Inc. is a key player in the network security and Public Key Infrastructure industry (PKI) having three prime areas of operation: software development, systems integration and consulting. GNS has established its business and reputation through its ability to build and maintain partnerships in the fields of policy technology and service. Strategic business partners include: Entrust Technologies Limited, Microsoft Corporation, ValiCert Inc., Baltimore Technologies, NEXOR, Chrysalis-ITS, and MaXware Inc. Founded in 1996, GNS is a private company with 10 employees based in Ottawa, Ontario.

            Forward-looking statements and comments in this press release are made pursuant to safe harbour provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the Company to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

            For more information, please contact:

            Media:                                   Investors:
            Leanne Bucaro                            Nadeen O'Leary
            JAWS Technologies Inc.                   JAWS Technologies Inc.
            Toll Free: 1-888-301-5297 or             Toll Free:  1.888.301.5297
            416.727.3306                             investors@jawstech.com
            lbucaro@jawstech.com


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